Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2014 Financial Results

-Revenues Increased 52 Percent-

INCLINE VILLAGE, NV, May 12, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2014.

Total revenues for the first quarter of 2014 increased 52 percent to $139.7 million from $91.8 million in the first quarter of 2013. Royalty revenues for the first quarter of 2014 are based on fourth quarter 2013 product sales by PDL’s licensees to the Queen et al. patents, royalty payments from PDL's purchase of Depomed's diabetes-related royalties, and a one-time $5 million retroactive payment from Genentech related to our settlement agreement.

The first quarter of 2014 royalty revenue growth over first quarter of 2013 is driven by increased sales of Avastin®, Herceptin®, Xolair®, Perjeta®, Kadcyla®, and Actemra® by PDL's licensees, the addition of $23.6 million in royalty revenue from PDL's purchase of Depomed's diabetes-related royalties, the $5 million retroactive payment from Genentech, and an increase in royalties from the Genentech settlement as a result of a fixed royalty rate of 2.125 percent on worldwide sales of all licensed products in 2014, as compared to the previous lower blended rate based upon a tiered royalty rate in the U.S. and the fixed rate on all ex-U.S. based manufactured and sold licensed products.

Operating expenses in the first quarter of 2014 were $16.5 million, compared with $7.2 million in the first quarter of 2013. The increase of expenses in the quarter ended March 31, 2014, was a result of the non-cash amortization expense of $11.9 million for the Depomed royalty and milestone purchase, offset in part by decreased legal expenses from the settlement of legal proceedings with Genentech.

Net income in the first quarter of 2014 was $72.9 million, or $0.44 per diluted share as compared with net income in the first quarter of 2013 of $53.5 million, or $0.36 per diluted share. The increase in net income in the first quarter is primarily due to the increase in royalty revenues.

Net cash provided by operating activities in the first quarter of 2014 was $91.8 million, compared with $52.9 million in the first quarter of 2013. At March 31, 2014, PDL had cash, cash equivalents and investments of $337.6 million, compared with $99.5 million at December 31, 2013. The increase was primarily attributable to proceeds from the issuance of convertible notes of $300.0 million, proceeds from the issuance of warrants of $11.4 million, and net cash provided by operating activities of $91.8 million, offset in part by cash advanced on notes receivable of $50.0 million, purchase of call options of $31.0 million, repurchase of convertible notes of $29.9 million, payment of dividends of $24.0 million, repayment of a portion of the term loan of $18.8 million, and payment of debt issuance costs related to the issuance of convertible notes of $9.8 million.

Recent Developments

Kaleo Note Purchase
On April 1, 2014, PDL acquired $150 million of secured notes from Accel 300, LLC, a wholly-owned subsidiary of kaleo, Inc. (kaleo). The notes are secured by 100 percent of royalties from kaleo’s first approved product, Auvi-Q™, which uses a new system for the delivery of epinephrine for the treatment of severe allergic reactions that can be life-threatening, i.e., anaphylaxis, and 10 percent of net sales of kaleo’s second proprietary auto-injector based product, EVZIO, which uses the same technology to deliver naloxone for the treatment of patients who overdose on opioids.

The secured notes carry interest at 13 percent per annum, paid quarterly in arrears on principal outstanding. The principal balance of the secured notes is repaid to the extent that the revenue interests exceed the quarterly interest payment, as limited by a quarterly payment cap. The final maturity of the secured notes is March 2029, although PDL anticipates repayment in 2020. Kaleo may redeem the secured notes at any time, subject to a redemption premium.

David W. Gryska Added to Board of Directors
Mr. Gryska brings more than 30 years of strategic biopharmaceutical and financial leadership experience to PDL and has demonstrated success in implementing successful strategic initiatives, growing companies and executing multi-billion dollar financial transactions.

Inventors of PDL Antibody Technology Named as Finalists for Prestigious Inventor Award
Two inventors of the company’s patented breakthrough antibody technology have been named as a top-three finalist for the European Patent Office’s highly prestigious 2014 European Inventor Award in the “Non-European Countries” category. Dr. Cary L. Queen and Dr. Harold E. “Barry” Selick, who currently serves as PDL’s Lead Director, developed the technology for the antibody technology which has been developed into eight drugs that are currently on the market, including Avastin® and Herceptin®. PDL BioPharma now manages the portfolio of patents referred to as the Queen et al. patents which underlie more than $15 billion per year related to the sale of the licensed products that use this technology.

2014 Dividends
On January 29, 2014, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. On March 12, 2014, PDL paid the first quarterly dividend to stockholders of record totaling $24.0 million using earnings generated in the first quarter of 2014.

Revenue Guidance for the Second Quarter of 2014
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Second quarter 2014 revenue guidance will be provided in June 2014.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, May 12, 2014.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 33846782. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 19, 2014, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 33846782.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $700 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues
Royalties	$139,664	$91,847
Total revenues	139,664	91,847
Operating Expenses
Cost of royalty revenues (amortization of intangible asset)	11,931	—
General and administrative expenses	4,582	7,186
Total operating expenses	16,513	7,186
Operating income	123,151	84,661
Non-operating expense, net
Interest and other income, net	9,121	3,838
Interest expense	(10,525)	(6,000)
Loss on extinguishment of debt	(6,143)	—
Total non-operating expense, net	(7,547)	(2,162)
Income before income taxes	115,604	82,499
Income tax expense	42,721	29,028
Net income	$72,883	$53,471

Net income per share
Basic	$0.48	$0.38
Diluted	$0.44	$0.36

Shares used to compute income per basic share	151,198	139,816
Shares used to compute income per diluted share	164,571	149,101

Cash dividends declared per common share	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2014	2013
Cash, cash equivalents and investments	$337,593	$99,540
Total notes receivable	$248,400	$195,048
Total assets	$852,579	$543,955
Total term loan payable	$55,921	$74,397
Total convertible notes payable	$467,219	$320,883
Total stockholders' equity	$202,214	$113,489

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2014	2013
Net income	$72,883	$53,471
Adjustments to reconcile net income to net cash provided by operating activities	22,026	3,178
Changes in assets and liabilities	(3,130)	(3,794)
Net cash provided by operating activities	$91,779	$52,855